EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Registration Statement on Form S-4 of Poster Financial Group, Inc. of our report dated March 5, 2004 relating to the financial statements of Poster Financial Group, Inc.; and of our report dated March 5, 2004 relating to the combined financial statements and financial statement schedule of Golden Nugget Group; and of our report dated March 5, 2004 relating to the consolidated financial statements and financial statement schedule of GNLV, CORP. and Subsidiary, which all appear in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Las Vegas, Nevada

April 7, 2004